EXHIBIT 99.1

Systemax Names Ann R. Leven To Board Of Directors

PORT WASHINGTON, N.Y., May 23 /PRNewswire/ -- Systemax (NYSE: SYX), a leading manufacturer and distributor of PC hardware and related computer products, announced today the appointment of Ann R. Leven to the Company's Board of Directors. Ms. Leven's appointment increases the size of Systemax's board to seven directors.

Ms. Leven most recently served as treasurer and chief fiscal officer of the National Gallery of Art in Washington, DC, where she initiated an aggressive program of product development and sales enhancement, resulting in a diversity of selections and attendant revenue increases. Earlier, Ms. Leven was Chief Financial Officer of the Smithsonian Institution, where she supervised on-site and mail order museum sales, doubling revenues from 1984 through 1990. Ms. Leven also served as treasurer of The Metropolitan Museum of Art.

"Ann has an extensive background in finance and marketing and a proven track record instilling fiscal discipline and accountability," said chairman and CEO Richard Leeds. "Systemax's shareholders will greatly benefit from her knowledge and experience."

Ms. Leven, 60, also is a Director of Recoton Corporation, a Florida-based consumer electronics company with annual sales in excess of $700 million; the Delaware Investment's Family of Mutual Funds; and The Andy Warhol Foundation for the Visual Arts. Ms. Leven also serves as a Trustee of the New York School of Interior Design and a Trustee Emerita at Brown University.

Ms. Leven taught business strategy and administration at the Columbia University Graduate School of Business for 17 years. She holds an MBA from Harvard University.

Systemax (http://www.systemax.com) has developed an integrated system of branded e-commerce web sites, direct mail catalogs, and relationship marketing to sell private-label and name-brand PC hardware, related computer products, and industrial products, to businesses in North America and Europe. With annual sales in excess of $1.5 billion, Systemax is a Fortune 1000 and Inter@active Internet 500 company.